   As filed with the Securities and Exchange Commission on December 21, 1999
                             Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington,  D.C. 20549

                                 F 0 R M  S-8
                            REGISTRATION STATEMENT
                                   UNDER THE
                          THE SECURITIES ACT OF 1933

                       MACE SECURITY INTERNATIONAL, INC.
                       ---------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                   Delaware                     03-0311630
         ------------------------------       -------------------
        (State or other jurisdiction of       (I.R.S. Employer
        incorporation or organization)        Identification No.)

                        1000 Crawford Place, Suite 400
                         Mt. Laurel, New Jersey 08540
                                (856) 778-2300
      ------------------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                       MACE SECURITY INTERNATIONAL, INC.
                             1999 Stock Option Plan
                             ----------------------
                            (Full title of the plan)

                             Louis D. Paolino, Jr.
                      President & Chief Executive Officer
                       Mace Security International, Inc.
                         1000 Crawford Place, Suite 400
                          Mt. Laurel, New Jersey 08540
                                  (856) 778-2300
      ------------------------------------------------------------------

               (Name, address and telephone of agent for service)

                  Please send copies of all communications to:
                          H. John Michel, Jr., Esquire
                              James Biehl, Esquire
                           Drinker Biddle & Reath LLP
                                One Logan Square
                           18/th/ and Cherry Streets
                     Philadelphia, Pennsylvania 19103-6996
                                 (215) 988-2700

                        CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                       Proposed Maximum       Proposed Maximum
  Title Of Securities To                                 Offering Price      Aggregate Offering       Amount Of
      Be Registered          Amount To Be Registered       Per Share             Price (2)         Registration Fee
                                       (1)

=====================================================================================================================
Common Stock, $.01 par value           955,000 shares            $ 2.6875         $ 2,566,562.50

---------------------------------------------------------------------------------------------------------------------
                                       175,000 shares            $ 4.0000         $   700,000.00

---------------------------------------------------------------------------------------------------------------------
                                         5,000 shares            $ 6.2500         $    31,250.00

---------------------------------------------------------------------------------------------------------------------
                                        56,000 shares            $ 6.6250         $   371,000.00

---------------------------------------------------------------------------------------------------------------------
                                       355,000 shares            $ 6.8750         $ 2,440,625.00

---------------------------------------------------------------------------------------------------------------------
                                       657,500 shares            $ 7.0000         $ 4,602,500.00

---------------------------------------------------------------------------------------------------------------------
                                        10,000 shares            $ 7.1250         $    71,250.00

---------------------------------------------------------------------------------------------------------------------
                                        18,000 shares            $ 7.5000         $   135,000.00

---------------------------------------------------------------------------------------------------------------------
                                        20,000 shares            $ 8.0000         $   160,000.00

---------------------------------------------------------------------------------------------------------------------
                                        47,000 shares            $ 8.3750         $   393,625.00

---------------------------------------------------------------------------------------------------------------------
                                        20,000 shares            $ 8.5000         $   170,000.00

---------------------------------------------------------------------------------------------------------------------
                                        10,000 shares            $ 8.7500         $    87,500.00

---------------------------------------------------------------------------------------------------------------------
                                         7,500 shares            $ 9.5000         $    71,250.00

---------------------------------------------------------------------------------------------------------------------
                                        11,500 shares            $ 9.6250         $   110,687.50

---------------------------------------------------------------------------------------------------------------------
                                        20,000 shares            $ 9.7500         $   195,000.00

---------------------------------------------------------------------------------------------------------------------
                                        30,000 shares            $10.0000         $   300,000.00

---------------------------------------------------------------------------------------------------------------------
                                        10,000 shares            $10.3750         $   103,750.00

---------------------------------------------------------------------------------------------------------------------
                                        85,000 shares            $11.0000         $   935,000.00

---------------------------------------------------------------------------------------------------------------------
                                    12,507,500 shares            $ 6.5937         $82,471,328.13

=====================================================================================================================
          Total                     15,000,000 shares                             $95,916,328.13            $25,322

=====================================================================================================================

(1) Pursuant to Rule 416(a), this Registration Statement also registers such indeterminate number of additional shares as may become issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. As to shares subject to outstanding but unexercised options the price and fee are computed based on the price at which such options may be exercised. As to remaining shares the price and fee are calculated based on $6.5937, the average of the highest and lowest selling prices for the Company's Common Stock on December 17, 1999 as reported on the Nasdaq National Market.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       (Not required to be filed as part of this Registration Statement)


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the "Commission") allows registrants to "incorporate by reference" the information in certain documents the registrants file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede previously filed information, including information contained in this Registration Statement. Mace Security International., Inc. (the "Company" or the "Registrant") hereby incorporates by reference the following documents which have been filed with the Commission pursuant to the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), into this Registration Statement:

     1. Our Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended on November 23, 1999, excluding the financial statements and notes thereto, consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations which have been superseded by the financial statements and notes thereto, the consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Current Report on Form 8-K dated December 21, 1999.

     2. Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 (the financial statements and notes thereto contained in the Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 are deemed to be outdated as they are not on a basis consistent with the consolidated financial statements and notes thereto at and for the period ended September 30, 1999 as they do not reflect pooling of interests accounting for certain acquisitions that occurred subsequent to the financial statement date).

     3.   Our following Current Reports on Form 8-K:

          (a) Form 8-K dated May 17, 1999, as amended on July 30, 1999;

          (b) Form 8-K dated May 18, 1999, as amended on August 2, 1999;

          (c) Form 8-K dated May 26, 1999, as amended on June 18, 1999;

          (d) Form 8-K dated June 1, 1999, as amended on August 16, 1999;

          (e) Form 8-K dated June 22, 1999, as amended on August 27, 1999;

          (f) Form 8-K dated July 1, 1999, as amended on September 13, 1999;

          (g) Form 8-K dated July 1, 1999, as amended on September 13, 1999;

          (h) Form 8-K dated July 9, 1999, as amended on September 22, 1999;

          (i) Form 8-K dated August 24, 1999; as amended on October 19, 1999;

          (j) Form 8-K dated August 25, 1999, as amended on November 5, 1999;

          (k) Form 8-K dated September 9, 1999, as amended on November 19, 1999;

          (l) Form 8-K dated September 9, 1999, as amended on November 23, 1999;

          (m) Form 8-K dated October 18, 1999;

          (n) Form 8-K dated October 29, 1999, as amended on December 21, 1999; and

          (o) Form 8-K dated December 21, 1999.

       4. The description of Mace's common stock contained in the Registration Statement on Form 8-A (File No. 0-22810) filed by Mace to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed to update such description.

       We also incorporate by reference, from the date on which we file them, all reports and other documents we file with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that we have sold all securities offered by this Registration Statement or that deregisters all securities then remaining unsold.

       To the extent that a statement contained in a document incorporated by reference in this Registration Statement modifies or supersedes a prior statement that is contained in another document incorporated by reference in this Registration Statement, the statement is deemed to be incorporated by reference into this Registration Statement only as modified or superseded.

Item 4.Description of Securities.

       Not applicable because the Common Stock, which is the class of securities offered by this Registration Statement, is registered under the Exchange Act.

Item 6.   Indemnification of Directors and Officers.

       We are organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may similarly indemnify such person in the case of actions or suits brought by or in the right of the corporation, except (unless otherwise ordered by the court) that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

     A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the aforesaid standard of conduct. Such determination shall be made:

     (1) by a majority vote of the directors who were not parties to the action, suit, or proceeding, whether or not a quorum;

     (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

     (3)   by the stockholders.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits, or otherwise, in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The statute also provides that it is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our By-Laws provide for the indemnification of our directors and officers to the fullest extent permitted by law and requires advancement of expenses.

     Section 102(b)(7) of the Delaware General Corporation Law allows a Delaware corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability:

     (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;

     (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

     (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

     (4) for any transaction from which the director derived an improper benefit.

     Moreover, while this provision provides directors with protection against awards for monetary damages for breach of their duty of are, it does not eliminate such duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Finally, this provision applies to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and does not apply to officers of the corporation who are not directors.

     Our Certificate of Incorporation currently does not provide for the limitation on liability permitted by Section 102(b)(7); however, our board of directors has approved an Amended and Restated Certificate of Incorporation providing for such a limitation on liability and has submitted the Amended and Restated Certificate of Incorporation to our stockholders for their approval at our annual meeting of stockholders to be held on December 15, 1999. We maintain directors and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the Securities and Exchange Commission's opinion such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

       No restricted securities are being reoffered or resold by this Registration Statement.

Item 8.    Exhibits.

       The following Exhibits are filed as part of this Registration Statement:

Exhibit Number      Document
--------------      --------
5                   Opinion of Drinker Biddle & Reath LLP

23.1                Consent of Ernst & Young LLP

23.2                Consent of Ernst & Young LLP

23.3                Consent of Urbach Kahn & Werlin P.C.

23.4                Consent of D. Williams & Co., P.C.

23.5                Consent of Daniel P. Irwin and Associates P.C.

23.6                Consent of Burton Segal & Company

23.7                Consent of Drinker Biddle & Reath LLP
                    (included in Exhibit 5)

24                  Power of Attorney (included on Signature Page)

Item 9.Undertakings.

       The undersigned Registrant hereby undertakes:

       (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Laurel, New Jersey, this 21st day of December, 1999.

                                    MACE SECURITY INTERNATIONAL, INC.

                                    By:  /s/ Louis D. Paolino, Jr.
                                       ---------------------------
                                       Louis D. Paolino, Jr.
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis D. Paolino, Jr. and Gregory M. Krzemien and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement and amendments thereto for the same offering files pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on December 21, 1999.


Name                                     Capacity
----                                     --------
/s/ Louis D. Paolino                     Chairman of the Board,
-----------------------------            Chief Executive Officer and President
    Louis D. Paolino

/s/ Gregory M. Krzemien                  Chief Financial Officer and Treasurer
-----------------------------
    Gregory M. Krzemien

/s/ Ronald R. Pirollo                    Chief Accounting Officer and Controller
-----------------------------
    Ronald R. Pirollo

/s/ Jon E. Goodrich                      Director
-----------------------------
    Jon E. Goodrich

/s/ Robert M. Kramer                     Director
-----------------------------
    Robert M. Kramer

/s/ Matthew J. Paolino                   Director
-----------------------------
    Matthew J. Paolino

/s/ Constantine N. Papadakis             Director
-----------------------------
    Constantine N. Papadakis

/s/ Rodney R. Proto                      Director
-----------------------------
    Rodney R. Proto

                                 EXHIBIT INDEX

Exhibit Number         Document
--------------         --------
5                      Opinion of Drinker Biddle & Reath LLP

23.1                   Consent of Ernst & Young LLP

23.2                   Consent of Ernst & Young LLP

23.3                   Consent of Urbach Kahn & Werlin PC
                       (Our Former Independent Public Accountants)

23.4                   Consent of D. Williams & Co., P.C.

23.5                   Consent of Daniel P. Irwin and Associates, P.C.

23.6                   Consent of Burton Segal & Company

23.7                   Consent of Drinker Biddle & Reath LLP
                       (included in Exhibit 5)

24                     Power of Attorney (included on Signature page)